Exhibit 99

NEWS RELEASE

CONTACTS:
Investors:  Ryan Koller, 708-551-2592
Media:  Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS SECOND QUARTER 2019 RESULTS

•                  Second quarter 2019 reported and adjusted EPS* were $1.56 and $1.66, respectively, compared with $1.57 and $1.66 in the second quarter 2018, respectively

•                  Year-to-date 2019 reported and adjusted EPS were $3.04 and $3.20, respectively, down from $3.47 of reported EPS and down from $3.60 of adjusted EPS in the year-ago period

•                  2019 adjusted EPS expected to be in the range of $6.60-$6.90 reflecting moderate growth in the second half

WESTCHESTER, Ill., August 1, 2019 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the second quarter 2019. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2019 and 2018, include items that are excluded from the non-GAAP financial measures that the Company presents.

“During the second quarter, we experienced foreign exchange impacts and rapidly changing raw material markets.  Our teams have taken aggressive pricing actions to mitigate foreign exchange impacts.  We experienced an increase in the net cost of corn in North America due to continued crop inventory imbalances arising from the U.S./China trade dispute. We are closely monitoring raw material markets and selectively capitalizing on opportunities to partially offset the higher cost of corn,” said Jim Zallie, Ingredion’s president and chief executive officer.

“As a result of the actions we took to accelerate our Cost Smart savings program, we now expect to deliver $30 million to $40 million of 2019 year-end cumulative run-rate savings, an increase from the $24 million to $34 million of savings previously anticipated.”

“Our specialty growth platforms delivered increased net sales in the quarter led primarily by sugar reduction and specialty sweeteners.  We are nearing startup of Allulose production at our manufacturing facility in San Juan del Rio, Mexico, which will complement our existing portfolio of specialty sweeteners. In addition, we progressed our plant-based proteins growth strategy and are actively filling our customer pipeline with anticipated sales in the second half of the year.  We have also expanded our relationship with Verdient Foods to increase the capacity to produce food-grade, higher-value specialty pulse-based flours and concentrates.”

“We expect modest growth in the second half of the year.  However, due to the recent increase in corn costs, our expectation for net corn costs in the second half in North America is higher.  Our adjusted EPS guidance for 2019 is now in the range of $6.60-$6.90,” added Zallie.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	2Q18	2Q19	YTD18	YTD19
Reported EPS	$1.57	$1.56	$3.47	$3.04
Income Tax Settlement	$0.02	—	$0.02	—
Impairment/Restructuring Costs	$0.07	$0.10	$0.11	$0.15
Acquisition/Integration Costs	—	—	—	$0.01
Adjusted EPS**	$1.66	$1.66	$3.60	$3.20

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

	2Q19	YTD19
Margin	(0.09)	(0.26)
Volume	(0.01)	(0.02)
Foreign exchange	(0.13)	(0.28)
Other income	0.01	(0.02)
Total operating items	(0.22)	(0.58)
Other non-operating income	—	(0.02)
Financing costs	0.08	0.03
Shares outstanding	0.12	0.25
Tax rate	0.02	(0.09)
Non-controlling interest	—	0.01
Total non-operating items	0.22	0.18
Total items affecting EPS	—	(0.40)

Financial Highlights

•                  At June 30, 2019, total debt and cash and short-term investments were $2.1 billion and $301 million, respectively, versus $2.1 billion and $334 million, respectively, at December 31, 2018. The decrease in cash and short-term investments was primarily due to the timing of changes in working capital and recent acquisitions and investments.

•                  Net financing costs were $16 million, or $9 million lower in the second quarter from the year-ago period.  This decrease resulted from foreign exchange gains lapping losses in the same quarter from the year-ago period, partially offset by higher net interest expense due to higher debt balances.

•                  Reported and adjusted effective tax rates for the quarter were each 29.6 percent compared to reported and adjusted effective tax rates of 31.4 percent and 30.5 percent, respectively, from the year-ago period.  The decrease in reported and adjusted rates resulted from the relative lower valuation of the Mexican peso impacting the U.S. dollar denominated balances in Mexico.  This was partially offset by a change in earnings mix and other factors.

•                  Second quarter capital expenditures were $156 million, down $4 million from the year-ago period.

•                  Cost Smart is now expected to deliver $30 million to $40 million of 2019 year-end cumulative run-rate savings, higher than the previously stated $24 million to $34 million target.  Cost Smart is achieving structural cost savings by aligning people and processes to improve effectiveness and efficiency across the organization. For example, the Company’s global business service center in Guadalajara, Mexico is now fully operational.

Business Review

Total Ingredion

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Second quarter	1,496	-77	-24	39	1,434	-4%
Year-to-Date	2,965	-171	-57	117	2,854	-4%

Net Sales

•                  Second quarter and year-to-date net sales were down from the year-ago period. The decrease in net sales was driven by unfavorable foreign currency impacts and planned Stockton HFCS and industrial starch volume shed, partially offset by favorable price/mix due to pricing actions to mitigate foreign exchange impacts and higher net corn costs.

Operating income

•                  Reported and adjusted operating income for the quarter were $168 million and $178 million, respectively, decreases of 13 percent and 11 percent, respectively, from the year-ago period. The decreases were largely attributable to foreign exchange impacts and higher raw material costs, partially offset by improved price/mix.

•                  Year-to-date reported and adjusted operating income were $329 million and $344 million, respectively, decreases of 16 percent and 14 percent, respectively, from the year-ago period. The decreases were largely attributable to foreign exchange impacts and higher raw material and production costs, partially offset by improved price/mix.

•                  Second quarter reported operating income was lower than adjusted operating income by $10 million due to restructuring costs related to the Cost Smart program and Western Polymer integration costs.

North America

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Second quarter	916	-3	-25	-3	885	-3%
Year-to-Date	1,790	-8	-42	5	1,745	-3%

Operating income

•                  Second quarter operating income was $139 million, a decrease of $11 million from the year-ago period. The decrease was driven by higher net corn costs due to lower co-product values and scheduled plant maintenance.

•                  Year-to-date operating income was $264 million, a decrease of $29 million from the year-ago period. The decrease was driven by higher net corn costs due to lower co-product values, higher inventory and production costs, and a modest impact from the extreme weather in the U.S. and Canada.

South America

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Second quarter	232	-47	3	27	215	-7%
Year-to-Date	481	-109	-14	75	433	-10%

Operating income

•                  Second quarter operating income was $16 million, a decrease of $4 million from the year-ago period. Foreign exchange impacts were partially offset by favorable pricing actions.

•                  Year-to-date operating income was $34 million, a decrease of $12 million from the year-ago period. Foreign exchange impacts and lower volumes were partially offset by favorable pricing actions.

Asia-Pacific

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Second quarter	201	-8	-1	3	195	-3%
Year-to-Date	395	-15	-6	15	389	-2%

Operating income

•                  Second quarter operating income was $23 million, down $4 million from the year-ago period.  Higher corn costs primarily in Korea and foreign exchange impacts across the region were partially offset by specialty volume growth and favorable price/mix.

•                  Year-to-date operating income was $43 million, a decrease of $7 million from the year-ago period. Specialty volume growth and improved price/mix were more than offset by higher regional corn costs and foreign exchange impacts.

Europe, Middle East, and Africa (EMEA)

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Second quarter	147	-18	-1	11	139	-5%
Year-to-Date	299	-38	4	22	287	-4%

Operating income

•                  Second quarter operating income was $23 million, down $6 million from the year-ago period. Unfavorable foreign exchange impacts across the region, driven primarily by the Pakistan rupee, and higher raw material costs were partially offset by improved price/mix.

•                  Year-to-date operating income was $47 million, a decrease of $13 million from a year ago. Unfavorable foreign exchange impacts across the region, driven primarily by the Pakistan rupee, and higher raw material costs were partially offset by specialty volume growth and improved price/mix.

Updated 2019 Outlook

The Company expects 2019 adjusted EPS to be in the range of $6.60-$6.90 compared to adjusted EPS of $6.92 in 2018. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. Compared with last year, the 2019 full-year outlook is as follows: North America operating income is expected to be down assuming current market conditions for corn and co-products, which have been negatively impacted by unprecedented weather and late crop plantings in the U.S. and continued crop inventory imbalances arising from the U.S./China trade dispute; South America operating income is expected to be flat reflecting macroeconomic challenges; Asia-Pacific operating income is expected to be down driven by foreign exchange rates, increased input costs and anticipated slower customer demand due to the regional impact of trade disputes; EMEA operating income is expected to be down due to foreign exchange, higher raw material cost and uncertainty around Brexit; adjusted effective tax rate is expected to be in the range of approximately 26.5-28.0 percent; and higher-value specialty ingredients are expected to deliver continued growth.  The Company expects operating income to be up modestly in the second half of 2019 relative to 2018.  Cash from operations is expected to be in the range of $610 million to $660 million. Capital expenditures are anticipated to be between $330 million and $360 million.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 7:30 a.m. Central Time hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a presentation accessible through the Company’s website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, including the Company’s expectations for 2019 adjusted EPS, operating income, adjusted effective tax rate, cash from operations and capital expenditures, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor, and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including changing consumption preferences including those relating to high fructose corn syrup; the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and their impact on our sales volumes and pricing of our products; our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; genetic and biotechnology issues; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; availability of raw materials, including corn, including the impact of recent excess precipitation in the U.S. corn-planting season, potato starch, tapioca, gum Arabic and also the specific varieties of corn upon which some of our products are based; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; energy costs and availability; freight and shipping costs; and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates, particularly United States tax reform enacted in 2017; operating difficulties; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; ; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities, including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports on Forms 10-Q and 8-K.

###

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(in millions, except per share amounts)	2019	2018	%	2019	2018	%
Net sales before shipping and handling costs	$1,550	$1,608	(4)%	$3,086	$3,189	(3)%
Less: shipping and handling costs	116	112	(4)%	232	224
Net sales	1,434	1,496	(4)%	2,854	2,965	(4)%
Cost of sales	1,105	1,136		2,209	2,251
Gross profit	329	360	(9)%	645	714	(10)%

Operating expenses	154	161	(4)%	304	317	(4)%
Other income, net	(2)	(2)		(1)	(4)
Restructuring/impairment charges	9	8		13	11
Operating income	168	193	(13)%	329	390	(16)%
Financing costs, net	16	25		38	41
Other, non-operating income	—	(1)		—	(2)
Income before income taxes	152	169	(10)%	291	351	(17)%
Provision for income taxes	45	53		82	92
Net income	107	116	(8)%	209	259	(19)%
Less: Net income attributable to non-controlling interests	2	2		4	5
Net income attributable to Ingredion	$105	$114	(8)%	$205	$254	(19)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	66.9	71.9		66.9	72.1
Diluted	67.4	72.8		67.4	73.2

Earnings per common share of Ingredion:
Basic	$1.57	$1.59	(1)%	$3.06	$3.52	(13)%
Diluted	$1.56	$1.57	(1)%	$3.04	$3.47	(12)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	June 30, 2019	December 31, 2018
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$297	$327
Short-term investments	4	7
Accounts receivable — net	1,015	951
Inventories	865	824
Prepaid expenses	34	29
Total current assets	2,215	2,138

Property, plant and equipment — net	2,232	2,198
Goodwill	801	791
Other intangible assets — net	451	460
Operating lease assets	143	—
Deferred income tax assets	10	10
Other assets	146	131
Total assets	$5,998	$5,728

Liabilities and equity
Current liabilities
Short-term borrowings	$107	$169
Accounts payable and accrued liabilities	787	777
Total current liabilities	894	946

Non-current liabilities	211	217
Long-term debt	1,946	1,931
Non-current operating lease liabilities	111	—
Deferred income tax liabilities	199	189
Share-based payments subject to redemption	25	37

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at June 30, 2019 and December 31, 2018	1	1
Additional paid-in capital	1,138	1,096
Less: Treasury stock (common stock; 11,090,045 and 11,284,681 shares at June 30, 2019 and December 31, 2018, respectively) at cost	(1,047)	(1,091)
Accumulated other comprehensive loss	(1,152)	(1,154)
Retained earnings	3,656	3,536
Total Ingredion stockholders’ equity	2,596	2,388
Non-controlling interests	16	20
Total equity	2,612	2,408

Total liabilities and equity	$5,998	$5,728

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(in millions)	2019	2018

Cash provided by operating activities:
Net income	$209	$259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103	107
Mechanical stores expense	28	29
Deferred income taxes	10	8
Charge for fair value mark-up of acquired inventory	—	—
Margin accounts	15	(4)
Changes in other trade working capital	(136)	(99)
Other	24	52
Cash provided by operating activities	253	352

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(156)	(160)
Payments for acquisitions, net of cash acquired of $4 and $-, respectively	(42)	—
Investment in a non-consolidated affiliate	(10)	—
Short-term investments	3	3
Other	—	2
Cash used for investing activities	(205)	(155)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	(51)	(188)
Repurchases of common stock, net	63	(141)
Issuances of common stock for share-based compensation, net of settlements	—	(3)
Dividends paid, including to non-controlling interests	(87)	(92)
Cash used for financing activities	(75)	(424)

Effect of foreign exchange rate changes on cash	(3)	(9)
Decrease in cash and cash equivalents	(30)	(236)
Cash and cash equivalents, beginning of period	327	595
Cash and cash equivalents, end of period	$297	$359

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(in millions)	2019	2018	%	2019	2018	%
Net Sales
North America	$885	$916	(3)%	$1,745	$1,790	(3)%
South America	215	232	(7)%	433	481	(10)%
Asia Pacific	195	201	(3)%	389	395	(2)%
EMEA	139	147	(5)%	287	299	(4)%
Total Net Sales	$1,434	$1,496	(4)%	$2,854	$2,965	(4)%

Operating Income
North America	$139	$150	(7)%	$264	$293	(10)%
South America	16	20	(20)%	34	46	(26)%
Asia Pacific	23	27	(15)%	43	50	(14)%
EMEA	23	29	(21)%	47	60	(22)%
Corporate	(23)	(25)	8%	(44)	(48)	8%
Sub-total	178	201	(11)%	344	401	(14)%
Acquisition/integration costs	(1)	—		(2)
Restructuring/impairment charges	(9)	(8)		(13)	(11)
Total Operating Income	$168	$193	(13)%	$329	$390	(16)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2019		June 30, 2018		June 30, 2019		June 30, 2018
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$105	$1.56	$114	$1.57	$205	$3.04	$254	$3.47

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million for the three and six months ended June 30, 2019 (i)	—	—	—	—	1	0.01	—	—

Restructuring/impairment charges, net of income tax benefit of $2 million and $3 million for the three and six months ended June 30, 2019, respectively, and $3 million and $3 million for the three and six months ended June 30, 2018 (ii)	7	0.10	5	0.07	10	0.15	8	0.11

Income tax settlement (iii)	—	—	2	0.02	—	—	2	0.02

Non-GAAP adjusted net income attributable to Ingredion	$112	$1.66	$121	$1.66	$216	$3.20	$264	$3.60

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2019 period includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the three and six months ended June 30, 2019, the Company recorded $9 million and $13 million of pre-tax restructuring charges, respectively.  During the second quarter of 2019, the Company recorded $6 million of other costs, including professional services, and employee-related severance in the North America and South America  segments as part of its Cost Smart SG&A program and finance transformation initiative and $3 million of other costs, including professional services, related to its Cost Smart cost of sales program.  During the six months ended June 30, 2019, the $13 million of restructuring charges consisted of $9 million of costs associated with its Cost Smart SG&A program and Finance Transformation initiative and $4 million of costs associated with its Cost Smart cost of sales program.

During the three and six months ended June 30, 2018, the Company recorded an $8 million and $11 million pre-tax restructuring charge, respectively.  During the second quarter of 2018, the Company recorded $6 million of employee-related severance and other costs associated with its Cost Smart program and $2 million of costs associated with the Company’s finance transformation initiative, and $1 million of other costs related to the abandonment of certain assets related to its leaf extraction process in Brazil.

(iii) The Company had been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2004 through 2013.  During the fourth quarter of 2016, the Company recorded a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit.  During the third quarter of 2017, an agreement was reached between the two countries for the specific issues being contested.   As a result of that final settlement, during the second quarter of 2018, the Company received a $34 million refund from the CRA and recorded $2 million of interest penalty through tax expense.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, pre-tax)	2019	2018	2019	2018

Operating income	$168	$193	$329	$390

Add back:

Acquisition/integration costs (i)	1	—	2	—

Restructuring/impairment charges (ii)	9	8	13	11

Non-GAAP adjusted operating income	$178	$201	$344	$401

For notes (i) through (ii) see notes (i) through (ii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$152	$45	29.6%	$291	$82	28.2%

Add back:

Acquisition/integration costs (i)	1	1		2	1

Restructuring/impairment charges (ii)	9	2		13	3

Adjusted Non-GAAP	$162	$48	29.6%	$306	$86	28.1%

	Three Months Ended June 30, 2018			Six Months Ended June 30, 2018
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$169	$53	31.4%	$351	$92	26.2%

Add back:

Restructuring/impairment charges (ii)	8	3		11	3

Income tax settlement (iii)	—	(2)		—	(2)

Adjusted Non-GAAP	$177	$54	30.5%	$362	$93	25.7%

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Anticipated GAAP Diluted Earnings per Share (“GAAP EPS”)

to Anticipated Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Anticipated EPS Range
	for Full Year 2019
	Low End	High End
GAAP EPS	$6.24	$6.66

Add:

Acquisition/integration costs (iii)	0.03	0.02

Restructuring/impairment charges (iv)	0.33	0.22

Adjusted EPS	$6.60	$6.90

Above is a reconciliation of our anticipated full year 2019 diluted EPS to our anticipated full year 2019 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(iii) Reflects expected costs related to the acquisition and integration of the business acquired from Western Polymer, LLC. and acquisitions to be determined.

(iv) Primarily reflects current estimates for 2019 restructuring charges related to the Cost Smart Cost of Sales & SG&A programs. As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.